UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 5, 2006 deltathree, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

75 Broad Street, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 500-4850
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 5, 2006, the Board of Directors of deltathree, Inc. (the “Company”) adopted the recommendation of the Compensation Committee of the Board by approving the Amended and Restated 1999 Performance Incentive Plan (the “Plan”).

The Company’s Chief Executive Officer and other key employees, as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors or as recommended by the Compensation Committee, are eligible to participate in the Plan.

The Plan is administered by the Compensation Committee. Each year the Compensation Committee determines the performance objectives and targets, including each such objective’s relative weight percentage, for the Chief Executive Officer and for the other participants in the Plan in consultation with the Chief Executive Officer. The performance objectives are based on the following general categories with respect to the Company: financial, strategic, and discretionary. The Compensation Committee determines whether the performance objectives and targets are achieved. If the performance objectives and targets are achieved, the participants are awarded a bonus, payable in cash (or subject to agreement between the participant and the Compensation Committee, payable in stock of the Company). The maximum potential bonus that the Chief Executive Officer is eligible to receive each year under the Plan is up to 45% of the annual base salary.

The foregoing description is only a summary of, and is qualified in its entirety by, reference to the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with its recommendations to the Company’s Board, the Compensation Committee approved on July 5, 2006 the specific performance objectives and targets under the Plan for fiscal year 2006. Under the financial, strategic, and discretionary categories of the Plan, such performance objectives include the Company achieving certain targets for revenues and adjusted EBITDA, or earnings before non-cash stock-based compensation, interest, taxes, depreciation and amortization, as well as signing up a certain number of additional customers to use the deltathree platform solution.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 deltathree, Inc. Amended and Restated 1999 Performance Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deltathree, Inc.
(Registrant)

Date: July 11, 2006	By:	/s/ Shimmy Zimels
Shimmy Zimels
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit 10.1 deltathree, Inc. Amended and Restated 1999 Performance Incentive Plan